UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

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Weyco Group, Inc.

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WEYCO GROUP, INC.
Glendale, Wisconsin

Notice of the 2015 ANNUAL MEETING OF SHAREHOLDERS
To be Held May 5, 2015

WEYCO GROUP, INC., a Wisconsin corporation (hereinafter called the “Company”), will hold the Annual Meeting of Shareholders at the general offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, on Tuesday, May 5, 2015, at 10:00 A.M. (Central Daylight Time), for the following purposes:

1.	To elect three members to the Board of Directors,
2.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015, and
3.	To consider and transact any other business that properly may come before the meeting or any adjournment thereof.

The Board of Directors recommends that the shareholders vote “FOR” items 1 and 2 above.

Important Notice Regarding the Internet Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 5, 2015

The Proxy Statement and Notice of Annual Meeting and the 2014 Annual Report
on Form 10-K are available on the Company’s website at
http://www.weycogroup.com/sec_filing.html

The Board of Directors has fixed March 16, 2015, as the record date for the determination of the common shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof.

The Board of Directors requests that you indicate your voting directions, sign and promptly mail the enclosed proxy for the meeting. Any proxy may be revoked at any time prior to its exercise.

If you have questions or comments, please direct them to Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, Attention: Secretary. Please also contact the Secretary if you would like directions to the Annual Meeting.

By order of the Board of Directors,

JOHN F. WITTKOWSKE
Secretary

Date of Notice: April 2, 2015

i

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited by the Board of Directors of Weyco Group, Inc. (the “Company”) for exercise at the annual meeting of shareholders to be held at the offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, at 10:00 A.M. (Central Daylight Time) on Tuesday, May 5, 2015, or any adjournment thereof.

The Proxy Statement and Notice of Annual Meeting of Shareholders and the 2014 Annual Report on Form 10-K are also available on the Company’s website at http://www.weycogroup.com/sec_filing.html. The 2014 Annual Report on Form 10-K, which also accompanies this Proxy Statement, contains financial statements for the three years ended December 31, 2014, and certain other information concerning the Company. The 2014 Annual Report on Form 10-K is neither a part of this Proxy Statement nor incorporated herein by reference.

Any shareholder delivering the form of proxy has the power to revoke it at any time prior to the time of the annual meeting by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person by giving notice of such election to the Secretary of the Company. Attendance at the meeting will not in itself constitute revocation of a proxy. Proxies properly signed and returned will be voted as specified thereon. The Proxy Statement and the proxy are being mailed to shareholders on approximately April 2, 2015.

The Company has outstanding only one class of common stock entitled to vote at the meeting — common stock with one vote per share. As of March 16, 2015, the record date for determination of the common shareholders entitled to notice of and to vote at the meeting or any adjournment thereof, there were 10,842,257 outstanding shares of common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth information, as of the March 16, 2015, record date, with respect to the beneficial ownership of the Company’s common stock by each director and nominee for director, for each of the named executive officers identified in the “Compensation Discussion and Analysis” herein and by all current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(4)
Thomas W. Florsheim 333 W. Estabrook Blvd., Glendale, WI 53212	421,476		3.89%
Thomas W. Florsheim, Jr 333 W. Estabrook Blvd., Glendale, WI 53212	2,728,237	(5)(6)(7)	24.98%
John W. Florsheim 333 W. Estabrook Blvd., Glendale, WI 53212	790,710		7.24%
John F. Wittkowske	169,625		1.55%
Robert Feitler	243,395		2.24%
Frederick P. Stratton, Jr.	155,385		1.43%
Cory L. Nettles	10,895		*
Tina Chang	9,895		*
All Directors and Executive Officers as a Group (8 persons including the above-named)	4,529,618		40.82%

*	Less than 1%.

Notes:

(1)	Includes the following unissued shares deemed to be “beneficially owned” under Rule13d-3 which may be acquired upon the exercise of outstanding stock options within 60 days of the record date: Thomas W. Florsheim — 2,375; Thomas W. Florsheim, Jr. — 80,625; John W. Florsheim — 80,625; John F. Wittkowske — 80,625; Robert Feitler — 2,375; Frederick P. Stratton, Jr. — 2,375; Cory L. Nettles — 2,375; Tina Chang — 2,375; and All Directors and Executive Officers as a Group — 253,750.
(2)	Includes the following shares of unvested restricted stock deemed to be “beneficially owned” under Rule 13d-3 because the holders are entitled to voting rights: Thomas W. Florsheim — 2,500; Robert Feitler — 2,500; Frederick P. Stratton, Jr. — 2,500; Cory L. Nettles — 2,500; Tina Chang — 2,500; and All Directors and Executive Officers as a Group — 12,500.
(3)	Except as stated in footnote 2 above, the specified persons have sole voting power and sole dispositive power as to all shares indicated above, except for the following shares as to which voting and/or dispositive power is shared:

Thomas W. Florsheim	416,601
Thomas W. Florsheim, Jr	2,103,940
John W. Florsheim	495,075
Robert Feitler	238,520
Frederick P. Stratton, Jr	30,300
All Directors and Executive Officers as a Group	3,284,436
(4)	Calculated on the basis of 10,842,257 outstanding shares of Company common stock on the record date plus shares which can be acquired upon the exercise of outstanding stock options within 60 days of the record date, by the person or group involved in accordance with Rule 13d-3.
(5)	These shares include 807,835 shares that Mr. Florsheim, Jr. is deemed to beneficially own under applicable securities rules as the sole trustee of a grantor retained annuity trust (“GRAT”) created by Thomas W. Florsheim (his father).
(6)	These shares include 1,023,709 shares that Mr. Florsheim, Jr. is deemed to beneficially own under applicable securities rules as the sole trustee of a GRAT created by Nancy P. Florsheim (his mother).

(7)	These shares include 12,440 shares that Mr. Florsheim, Jr. is deemed to beneficially own under applicable securities rules as the sole trustee of a family trust created by John W. Florsheim (his brother).

The following table sets forth information, as of December 31, 2014, with respect to the beneficial ownership of the Company’s common stock by those persons, other than those reflected in the above table, known to the Company to own beneficially more than five percent (5%) of the common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
(1) Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	1,030,092	9.6%
(2) T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	679,620	6.3%

Note:

(1)	According to the Schedule 13G/A statement filed by Royce & Associates, LLC in January 2015, Royce & Associates, LLC has sole voting and dispositive power with respect to 1,030,092 shares of common stock of the Company.
(2)	The above information is based off a Schedule 13G/A statement filed by T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“T. Rowe Price Value Fund”) in February 2015. These securities are owned by various individual and institutional investors, including T. Rowe Price Value Fund (which reported sole voting power with respect to 620,200 shares, representing 5.7% of the shares outstanding). T. Rowe Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates reported sole voting power with respect to 55,920 shares and sole dispositive power with respect to 679,620 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, in the Schedule 13G/A, T. Rowe Price Associates expressly disclaimed beneficial ownership with respect to such securities.

ITEMS TO BE VOTED ON

Proposal One: Election of Directors

At the annual meeting, three directors will be elected for terms expiring in 2018. The Corporate Governance and Compensation Committee has recommended, and the Board of Directors has nominated, the following nominees for election: John W. Florsheim, Frederick P. Stratton, Jr. and Cory L. Nettles, all of whom are current directors of the Company.

A majority of the votes entitled to be cast by outstanding shares of common stock, represented in person or by proxy, will constitute a quorum at the annual meeting.

Directors are elected by a plurality of the votes cast by the holders of the Company’s common stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a comparatively larger number of votes. Votes “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors. Votes will be tabulated by an inspector at the meeting.

If any of the nominees should decline or be unable to act as a director, which is not expected, the proxies will be voted with discretionary authority by the persons named to vote in the proxy for a substitute nominee designated by the Board of Directors.

Thomas W. Florsheim, Jr. and John W. Florsheim are brothers, and their father is Thomas W. Florsheim. There are no other family relationships between any of the Company’s directors and executive officers.

The Board recommends that you vote “FOR” the election of
John W. Florsheim, Frederick P. Stratton, Jr. and Cory L. Nettles.

Information regarding the nominees and the directors whose terms continue, including the particular skills, qualifications and other attributes that the Company believes qualify each of its nominees and continuing directors to serve on the Board, is set forth below. For additional information regarding the criteria to evaluate Board memberships, see “Board Information — Nomination of Director Candidates” below.

Nominees for Term Expiring 2018

John W. Florsheim, Age 51, Director since 1996

Mr. Florsheim has served as President, Chief Operating Officer and Assistant Secretary of the Company since 2002. He also has served as a Director of North Shore Bank since 2008. From 1999 to 2002, Mr. Florsheim served as Executive Vice President, Chief Operating Officer and Assistant Secretary of the Company. From 1996 to 1999 he served as Executive Vice President of the Company, and from 1994 to 1996 he served as Vice President of the Company. Prior to joining the Company, Mr. Florsheim was a Brand Manager for M&M/Mars, Inc. from 1990 to 1994.

Mr. Florsheim brings to the Board over 21 years of experience in the shoe industry as well as detailed knowledge of the overall operations of the Company and expertise in the areas of sales and marketing, licensing and customer relations.

Frederick P. Stratton, Jr., Age 76, Director since 1976

Chairman of Audit Committee
Member of Executive Committee and Corporate Governance and Compensation Committee

Mr. Stratton has served as Chairman Emeritus of Briggs & Stratton Corporation (a manufacturer of gasoline engines) since 2003. He has been a Director of Baird Funds, Inc., since 2004. Mr. Stratton served as Chairman of the Board of Briggs & Stratton Corporation from 1986 to 2002. From 1977 to 2001, he served as Chief Executive Officer of Briggs & Stratton Corporation. He also formerly served as a Director of Midwest Air Group, Inc. from 1988 to 2007 and Wisconsin Energy Corporation and its subsidiaries, Wisconsin Electric Power Company and Wisconsin Gas LLC, from 1987 through 2012.

Through his many years of experience as the Chief Executive Officer of Briggs & Stratton, a large multinational manufacturing company, Mr. Stratton brings extensive experience in all areas of executive management, including finance, acquisitions, relations with retailers, sales and marketing, labor relations, and international business to the Board. In addition, Mr. Stratton brings his prior experience as a securities/investment analyst to the Board. Mr. Stratton continues to be an active member of corporate and non-profit Boards, and his contributions over the years to the Company’s Board have been invaluable.

Cory L. Nettles, Age 45, Director since 2005

Member of Executive Committee, Audit Committee, and Corporate Governance and Compensation Committee

Mr. Nettles has served as Managing Director, Generation Growth Capital, Inc. (a private equity firm), since 2007. He has also been Of Counsel, Business Law and Government Relations, Quarles & Brady LLP (a law firm), since 2007. Mr. Nettles has also been a Director of Baird Funds, Inc. since 2008, and a Director of Associated Banc-Corp. since 2013 (NASDAQ: ASBC). He was a Director and Advisor of Baird Private Equity from 2008 to 2012 and also served as a Director and Advisor of The Private Bank — Wisconsin from 2007 to 2011.

From 2005 to 2007, Mr. Nettles was a Partner, Business Law and Government Relations with Quarles & Brady LLP and was Secretary for the Wisconsin Department of Commerce from 2003 to 2005. He was also a Director of Midcities Venture Capital Fund from 2005 to 2007.

Mr. Nettles’ prior experience as Secretary for the Wisconsin Department of Commerce provides the Company with a unique insight into the government’s interactions with businesses. His background as an attorney provides a legal perspective to the Company’s corporate matters. Mr. Nettles is highly involved in many civic organizations and brings a depth of knowledge of the local business community to the Board.

Continuing Directors for Term Expiring 2016

Tina Chang, Age 43, Director since 2007

Member of Executive Committee, Audit Committee, and Corporate Governance and Compensation Committee

Since 1996, Ms. Chang has served as Chairman of the Board and Chief Executive Officer of SysLogic, Inc. (an information systems consulting and services firm). Ms. Chang also served as a Director and Advisor of The Private Bank — Wisconsin from 2004 to 2013.

Ms. Chang brings to the Board a strong background in business, technology and process development in the information technology arena. With technology being a fluid and increasingly important component of business, Ms. Chang’s experience is invaluable to the Board. She is also strongly involved in the local business community and with charitable organizations, and brings to the Board these varied experiences.

Thomas W. Florsheim, Age 84, Director since 1964

Member of Executive Committee

Mr. Florsheim has served as Chairman Emeritus of the Company since 2002. Prior to that, Mr. Florsheim served as Chairman of the Board of the Company from 1968 to 2002, as Chief Executive Officer of the Company from 1964 to 1999, and as President of the Company from 1964 to 1968.

Mr. Florsheim brings to the Board a lifetime of experience in the shoe industry, including more than 30 years of leadership of the Company. Prior to his tenure at the Company, he was an executive at Florsheim Shoe Company. Through his more than 50 years of experience in the shoe industry, he brings significant expertise and depth of knowledge in every area of the shoe industry to the Company.

Continuing Directors for Term Expiring 2017

Thomas W. Florsheim, Jr., Age 57, Director since 1996

Chairman of the Board since 2002

Mr. Florsheim has served as Chairman and Chief Executive Officer of the Company since 2002. Prior to that, Mr. Florsheim was President and Chief Executive Officer of the Company from 1999 to 2002, President and Chief Operating Officer of the Company from 1996 to 1999, and Vice President of the Company from 1988 to 1996. Mr. Florsheim has also served as a Director of Strattec Security Corp. (a manufacturer of automotive access control products) (NASDAQ: STRT) since 2012.

Mr. Florsheim has worked at the Company for 34 years. Prior to becoming an executive of the Company, he held various managerial positions, including managing the retail division and subsequently the purchasing department. Mr. Florsheim’s day-to-day leadership and intimate knowledge of the Company’s business and operations provide the Board with industry-specific experience and expertise.

Robert Feitler, Age 84, Director since 1964

Chairman of Executive Committee and Corporate Governance and Compensation Committee
Member of Audit Committee

Mr. Feitler has served as a Director of TC Manufacturing Co. (a manufacturer of flexible packaging) since 1974. He also served as a Director of Strattec Security Corp. from 1995 to 2012. From 1968 to 1996, Mr. Feitler was President and Chief Operating Officer of the Company.

Mr. Feitler worked for the Company as its President and Chief Operating Officer for 28 years. His intimate knowledge of the Company and industry are invaluable. He continues to be an active director or trustee of other private entities and he brings that experience to the Company.

Proposal Two: Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2015

The Audit Committee appointed Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Prior to the appointment of Baker Tilly Virchow Krause, LLP, Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for many years, including the year ending December 31, 2014. On March 13, 2015, the Company determined not to renew the engagement of Deloitte & Touche LLP and appointed Baker Tilly Virchow Krause, LLP as its new independent registered public accounting firm. This change was the result of a competitive bidding process involving several accounting firms. The decision not to renew the engagement of Deloitte & Touche LLP and to retain Baker Tilly Virchow Krause, LLP was made by the Company’s Audit Committee and Board of Directors on March 13, 2015.

The audit reports of Deloitte & Touche LLP on the Company’s consolidated financial statements as of and for the years ended December 31, 2014 and 2013, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2014 and 2013, there were: (1) no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would cause Deloitte & Touche LLP to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (2) no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2014 and 2013, the Company has not consulted with Baker Tilly Virchow Krause, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Company asks that you ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. Representatives of Baker Tilly Virchow Krause, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board believe it is appropriate, as a matter of policy, to request that the shareholders ratify the appointment of its independent registered public accounting firm for 2015.

If the appointment is not ratified, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.

The Board recommends that you vote “FOR” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

BOARD INFORMATION

Composition of the Board of Directors

The Board of Directors currently has seven members. The Bylaws of the Company provide that there shall be seven directors, divided into three staggered classes. Directors are elected to three-year terms. The number of directors may be increased or decreased from time to time by amending the applicable provision of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent director.

Meetings

The Board of Directors held five meetings during 2014. All members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. The Company’s policy is that its directors should attend the annual meeting of shareholders. All Board members attended the annual meeting of the Company’s shareholders held on May 6, 2014. In accordance with the NASDAQ rules, the Company’s independent directors have periodic meetings at which only independent directors are present.

Director Independence

Each year, the Board reviews the relationships that each director has with the Company. Only those directors who the Board affirmatively determines have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who do not have any of the categorical relationships that preclude a determination of independence under the NASDAQ listing standards, are considered to be independent directors.

In accordance with the applicable NASDAQ rules, the Board has determined that the following directors qualify as independent directors: Tina Chang, Robert Feitler, Cory L. Nettles, and Frederick P. Stratton, Jr. The Board concluded that none of these directors possessed the categorical relationships set forth in the NASDAQ standards that preclude a determination of independence, and that none of them have any other relationship that the Board believes would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The Audit Committee and the Corporate Governance and Compensation Committee are comprised solely of directors who have been determined to be independent. Because of their relationships with the Company, Messrs. Thomas W. Florsheim, Thomas W. Florsheim, Jr. and John Florsheim are not independent directors.

Board Leadership Structure and Role in Risk Oversight

The Company combines the positions of Chairman of the Board of Directors and Chief Executive Officer. The Company’s management and Board of Directors currently believe that the Chief Executive Officer’s direct involvement in the day-to-day operations of the Company makes him best positioned to lead Board discussions of the Company’s short-term and long-term objectives and helps ensure proper oversight of the Company’s risks. Additionally, the Company’s Board structure provides oversight by its independent directors. The independent directors meet periodically without any members of management present. In addition, each of the Board’s standing committees is chaired by an independent director and both the Audit Committee and the Corporate Governance and Compensation Committee are comprised solely of directors who are independent. The Board has not appointed an independent lead director; however, the Chairman of each of the above mentioned committees typically leads the non-management sessions of that particular committee.

The Company’s Board of Directors plays a role in the oversight of risks that could potentially affect the Company. The Board’s Audit Committee fulfills the formal responsibility of financial risk management as disclosed in its charter, which is available on the Company’s website. The Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Corporate Governance and Compensation Committee is responsible for the evaluation of risk as it relates to compensation.

Shareholder Communications with the Board

Shareholders wishing to communicate with the Board of Directors or with a particular Board member should address communications to the Board or to a particular Board member, c/o Secretary, Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212. All communications addressed to the Board or to a particular director or committee will be relayed to that addressee. From time to time, the Board may change the process through which shareholders communicate with the Board. Please refer to the Company’s website at www.weycogroup.com for changes in this process.

Nomination of Director Candidates

The principal functions of the Corporate Governance and Compensation Committee are: (1) to assist the Board by identifying individuals qualified to become members of the Board and its Committees, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to recommend to the Board the corporate governance guidelines applicable to the Company, including changes to those guidelines as appropriate from time to time; (3) to lead the Board in its periodic reviews of the Board’s performance; (4) to establish, subject to approval of the full Board, compensation arrangements for the Company’s executive officers; (5) to administer the Company’s equity incentive and other compensation plans, and approve the granting of equity awards to officers and other key employees of the Company and its subsidiaries; and (6) to communicate to shareholders regarding these policies and activities as required by the SEC and other regulatory bodies. The Corporate Governance and Compensation Committee Charter and the Guidelines and Criteria for Nomination of Director Candidates are available on the Company’s website.

In carrying out its responsibilities regarding director nominations, the Corporate Governance and Compensation Committee has established the following Guidelines and Criteria for Nomination of Director Candidates:

•	The Committee will review each candidate’s qualifications in light of the needs of the Board and the Company, considering the current mix of director attributes and other pertinent factors (specific qualities, skills and professional experience required will vary depending on the Company’s specific needs at any point in time).
•	The Committee will consider the diversity of the existing Board, so that the Board maintains a body of directors from diverse professional and personal backgrounds.
•	There will be no differences in the manner in which the Committee evaluates candidates recommended by shareholders and candidates identified from other sources.
•	Any nominee should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others.
•	Any nominee should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.
•	Any nominee should possess substantial and significant experience which would be of value to the Company in the performance of the duties of a director.
•	Any nominee should have sufficient time available to devote to the affairs of Weyco Group in order to carry out the responsibilities of a director.
•	To recommend a candidate, shareholders should write to the Corporate Governance and Compensation Committee, Weyco Group, Inc., 333 W. Estabrook Boulevard, Glendale, WI 53212, via certified mail. The written recommendation should include the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.
•	To be considered by the Committee for nomination and inclusion in the Company’s Proxy Statement, the Committee must receive shareholder recommendations for directors no later than December 2nd of the year prior to the Annual Meeting of Shareholders.

From time to time, the Board may change the process through which shareholders may recommend director candidates to the Corporate Governance and Compensation Committee. The Company has not received any shareholder recommendations for director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

Director Compensation

Directors of the Company who are not also employees of the Company or subsidiaries receive a quarterly cash retainer. For the first two quarters of 2014, the quarterly cash retainer was $3,625. For the second two quarters of 2014, the quarterly cash retainer was $5,000. Non-employee directors are also eligible to receive equity awards. In 2014, each non-employee director received 1,000 shares of restricted stock and options to purchase 4,000 shares of common stock under the Weyco Group, Inc. 2014 Incentive Plan. Each of these awards vest ratably over four years. The following table shows director compensation for the non-employee directors for 2014.

	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Stock Option Awards ($)(2)	Total ($)
Thomas W. Florsheim	$17,250	$27,040	$11,720	$56,010
Tina Chang	$17,250	$27,040	$11,720	$56,010
Robert Feitler	$17,250	$27,040	$11,720	$56,010
Cory L. Nettles	$17,250	$27,040	$11,720	$56,010
Frederick P. Stratton, Jr.	$17,250	$27,040	$11,720	$56,010

Notes:

(1)	This amount represents the grant date fair value (which was calculated to be $27.04 per share) of the restricted stock granted on August 26, 2014, computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). See Note 17 of the Notes to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.
(2)	This amount represents the grant date fair value (which was calculated to be $2.93 per option) of the stock option awards granted on August 26, 2014, computed in accordance with ASC 718 as calculated under the Black-Scholes option pricing model as described in Note 17 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.

On December 28, 2000, Chairman Emeritus of the Board, Thomas W. Florsheim, entered into a consulting agreement with the Company under which he agreed to act as advisor to the Company in connection with the Company’s acquisition and sale of products and materials. In accordance with this agreement, Thomas W. Florsheim was paid $14,400 in 2014. This amount is not reflected in the Director Compensation table immediately above.

Committees

The Board of Directors has three standing committees: an executive committee (the “Executive Committee”), a corporate governance and compensation committee (the “Corporate Governance and Compensation Committee”) and an audit committee (the “Audit Committee”).

Executive Committee

The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board, except for declaring dividends, filling vacancies in the Board of Directors or committees thereof, amending the Articles of Incorporation, adopting, amending or repealing Bylaws and certain other matters as provided in the Bylaws. Robert Feitler is the Chairman of the Executive Committee and Tina Chang, Thomas W. Florsheim, Cory L. Nettles and Frederick P. Stratton, Jr. are members. No meetings of the Executive Committee were held in 2014.

Corporate Governance and Compensation Committee

The Company is committed to conducting its business with the highest standards of business ethics and in accordance with all applicable laws, rules and regulations, including the rules of the SEC and of the NASDAQ on which its common stock is traded. In addition to the NASDAQ rules and applicable governmental laws and regulations, the framework for the Company’s corporate governance is provided by: (a) the Company’s Articles of Incorporation and Bylaws; (b) the charters of its board committees; and (c) the Company’s Code of Business Ethics.

The Corporate Governance and Compensation Committee is responsible for various matters related to corporate and board governance including, among others, director nominations. See “Nomination of Director Candidates” above for additional information regarding the committee’s responsibilities.

The Corporate Governance and Compensation Committee also establishes compensation arrangements for senior management and administers the granting of stock-based awards to officers and other key employees of the Company and its subsidiaries. The Board of Directors has determined that each of the members of the Corporate Governance and Compensation Committee (Robert Feitler, Tina Chang, Cory L. Nettles and Frederick P. Stratton, Jr.) is “independent,” as defined in the current listing standards of the NASDAQ and the SEC rules relating to such committees. Two meetings of the Corporate Governance and Compensation Committee were held in 2014. The charter of the Corporate Governance and Compensation Committee is available on the Company’s website.

Corporate Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the Board of Directors who served on the Corporate Governance and Compensation Committee during 2014 was an officer or employee of the Company. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of the Company’s Board of Directors or Corporate Governance and Compensation Committee.

Code of Business Ethics

The Company’s Code of Business Ethics sets forth ethical obligations for all employees, officers and directors, including those that apply specifically to directors and executive officers, such as accounting and financial reporting matters. Any waiver of the Code of Business Ethics requires approval of the Board of Directors or of a committee of the Board. The Company’s Code of Business Ethics is available on the Company’s website. If any substantive amendment is made to the Code, the nature of the amendment will be disclosed on the Company’s website or in a current report on Form 8-K. In addition, if a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed in a current report on Form 8-K.

Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Board of Directors adopted and approved a formal written charter for the Audit Committee in 2000 and amended that charter in March 2004. A copy of the charter of the Audit Committee is available on the Company’s website. The Board of Directors has determined that each of the members of the Audit Committee (Frederick P. Stratton, Jr., Tina Chang, Robert Feitler, and Cory L. Nettles) is “independent,” as defined in the current listing standards of the NASDAQ and the SEC rules relating to audit committees. This means that, except in their roles as members of the Board of Directors and its committees, they are not “affiliates” of the Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from the Company, they have no other relationships with the Company that may interfere with the exercise of their independence from management and the Company, and they have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years. In addition, the Board of Directors has determined that each Audit Committee member satisfies the financial literacy requirements of NASDAQ and that Robert Feitler and Frederick P. Stratton, Jr. qualify as “audit committee financial experts” within the meaning of applicable rules of the SEC.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed and reviewed with the independent registered public accounting firm all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Committee discussed with the independent registered public accounting firm their independence from management and the Company and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during 2014.

Pre-Approval Policy

Consistent with the rules of the SEC regarding the independent registered public accounting firm’s independence, the Audit Committee has responsibility for recommending appointment of, setting compensation for, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the following provision is included in the Audit Committee’s charter: “The Audit Committee shall †o approve in advance the audit and permitted non-audit services to be provided by, and the fees to be paid to, the independent auditor, subject to the de minimis exceptions to pre-approval permitted by the rules of the SEC and NASDAQ for non-audit services.” No fees were paid to the independent registered public accounting firm pursuant to the “de minimis” exception to the foregoing pre-approval policy.

Report of Audit Committee

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following (among other things):

•	reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2014;
•	discussed with Deloitte & Touche LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees;
•	received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with them their independence; and
•	concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to the Company is compatible with their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Frederick P. Stratton, Jr., Chairman
Tina Chang
Robert Feitler
Cory L. Nettles

Audit and Non-Audit Fees

The Audit Committee also reviewed the fees and scope of services provided to the Company by Deloitte & Touche LLP, independent registered public accounting firm, for the years ended December 31, 2014, and December 31, 2013. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte Entities”) for the years ended December 31, 2014 and 2013, are reflected in the following table.

	2014	2013
Audit Fees(a)	$372,834	$347,557
Tax Fees(b)	46,631	31,888
All Other Fees	—	—
Total	$419,465	$379,445

(a)	Audit fees consisted of fees for professional services for the audit of the Company’s financial statements, review of financial statements included in the Company’s Form 10-Q filings and services that are normally provided in connection with statutory or regulatory filings or engagements. These fees also included the audit of the Company’s internal controls in accordance with Section 404 of the Sarbanes Oxley Act of 2002.
(b)	Tax fees consisted of fees for professional services performed with respect to tax compliance, tax advice and tax planning.

There were no other fees billed by Deloitte Entities for services rendered to the Company, other than the services described above, in 2014 and 2013.

COMPENSATION DISCUSSION AND ANALYSIS AND
EXECUTIVE COMPENSATION

Report of Corporate Governance and Compensation Committee on Executive Compensation

In connection with its function to assist the Board of Directors in fulfilling its responsibilities to assure that the executive officers of the Company are compensated in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of applicable tax and regulatory bodies, the Corporate Governance and Compensation Committee has (among other things) reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

Robert Feitler, Chairman
Tina Chang
Cory L. Nettles
Frederick P. Stratton, Jr.

Compensation Discussion and Analysis

The Corporate Governance and Compensation Committee (the “Committee”) establishes compensation arrangements for senior management and administers the granting of stock-based awards to officers and other key employees of the Company. The Committee is composed entirely of independent, non-employee members of the Board of Directors and has the authority to utilize consultants and advisors as it may deem appropriate. The Company provides appropriate funding, as determined by the Committee, for the payment of compensation to the compensation consultant(s) employed by the Committee. The Committee reports to the Board of Directors on its actions and recommendations and periodically meets in executive session without members of management or management directors present.

The expertise and knowledge of each executive officer is important to the success of the Company. Although the substantial stock ownership by the Florsheim family gives them additional incentives to help the Company succeed, the Company believes that a fair and competitive executive compensation program is essential to attract and retain other key executives and is in the Company’s long-term best interests. A key objective of the Company’s executive compensation program is to provide a fair and competitive compensation package to each of its executive officers without encouraging unnecessary risk-taking. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers as it deems appropriate in connection with determining the compensation of its executive officers. Outside consultants have been used sparingly or not at all. In addition, the Committee considers the results of advisory “say-on-pay” shareholder votes when making compensation decisions. At the 2014 annual meeting, when the latest advisory “say-on-pay” vote was held, the Company’s shareholders voted to approve, by a significant margin, the compensation of the Company’s executive officers. The Committee considered the result of this vote as support for its executive compensation system. The Company currently holds an advisory “say-on-pay” vote every three years.

The primary elements of the Company’s compensation program are: (1) an annual base salary; (2) an annual performance-based cash bonus; (3) discretionary long-term stock-based awards, subject to time-based vesting requirements; and (4) pension benefits. The combination of these compensation elements is designed to provide executives competitive compensation that maintains a balance between cash and stock compensation tied to the performance of the Company and long-term shareholder value. To reinforce the importance of balancing long-term and short-term perspectives, the Company’s executives are provided with both (1) annual incentives, of which a portion is at-risk based on achievement of the Company’s annual financial goals and objectives and (2) time-based long-term incentives which are intended to align the interests of executives with the interests of shareholders and encourage officer retention.

Base salaries are set at levels that are competitive with similar positions at other comparable companies and historically have increased modestly year-over-year. Larger increases or decreases in an executive’s annual base salary would be considered if functional responsibilities changed substantially.

Cash bonuses are awarded pursuant to the 2014 Incentive Plan, which is qualified under 162(m). The annual cash bonus is principally designed to reward the achievement of Company-wide financial goals established by the Committee, as well as the individual performance of each executive officer throughout the year. The Company has historically set financial goals based on the results achieved in the prior year. For the years 2014, 2013 and 2012, the potential for an annual cash bonus for Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske was based solely on the achievement of Company-wide financial goals set by the Committee. In each of these years, a bonus was to be paid only upon the Company achieving an increase in net earnings over the previous year.

For 2014, a target bonus equal to 45%, 45% and 40% of the annual base salary for Mr. Thomas Florsheim Jr., Mr. John Florsheim and Mr. Wittkowske, respectively, would have been paid had 2014 net earnings increased between 8% and 10% over net earnings in 2013, excluding all adjustments made in 2014 and 2013 to remeasure the estimated liability for future earn-out payments related to the 2011 acquisition of The Combs Company (“Bogs”). The target bonus was to be pro-rated for increases in net earnings between 0% and 8%. Beginning in 2014, the aforementioned executives would have been eligible for a “stretch” bonus equal to 150% of the target bonus had 2014 net earnings increased 13%. The stretch bonus was to be pro-rated for earnings increases between 10% and 13%. See the table titled “Grants of Plan-Based Awards For 2014” for the estimated possible payouts for the non-equity incentive plan awards for 2014. The Company’s net earnings in 2014 increased 9.90% over the prior year’s net earnings and, accordingly, Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske earned 100% of their target bonuses in 2014.

For 2013, a maximum bonus equal to 45%, 45% and 40% of the annual base salary for Mr. Thomas Florsheim Jr., Mr. John Florsheim and Mr. Wittkowske, respectively, would have been paid had net earnings increased 8% over net earnings in 2012. The Company’s net earnings in 2013 increased 4.64% over the prior year’s net earnings (excluding all adjustments made to remeasure the Bogs estimated liability, as described above) and, accordingly, Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske earned approximately 58% of their maximum bonuses in 2013.

For 2012, a maximum bonus equal to 45%, 45% and 40% of the annual base salary for Mr. Thomas Florsheim Jr., Mr. John Florsheim and Mr. Wittkowske, respectively, would have been paid had net earnings increased 10% over the prior year’s net earnings. The Company’s net earnings in 2012 increased 10.8% over the prior year’s net earnings (excluding all adjustments made to remeasure the Bogs estimated liability, as described above) and accordingly, Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske earned 100% of their maximum bonuses in 2012.

See the table titled “Summary Compensation Table” below for the non-equity incentive plan compensation payouts in 2014, 2013 and 2012.

The Committee believes that long-term stock-based awards provide performance incentives that encourage long-term growth in value for public shareholders. Accordingly, discretionary long-term stock-based awards are also an integral part of the Company’s executive compensation program (see “Long-Term Incentive Plan Award Policy” below).

The Company has no formal policy for allocating executive compensation between cash and non-cash or between annual and long-term compensation. Historically, the long-term component of the Company’s executive compensation has been non-cash and has been approximately 20 – 40% of total compensation, and the Company expects that approximate level to continue going forward.

Each year, management proposes base salaries, cash bonuses and long-term stock based awards for all executive officers, which they provide to the Committee. The Committee reviews each specific element of compensation for each of the executive officers. Similarly, each year, the Company’s management proposes Company-wide financial goals for the determination of annual cash bonuses. Management presents economic, industry and/or Company specific rationales for the proposed financial goals. The Committee reviews and discusses the information with management, and makes the final determination of the Company-wide financial goals for the period.

On January 1, 2014, the Company renewed its employment contracts with Thomas W. Florsheim, Jr. and John W. Florsheim. See further details of these contracts in the “Employment Contracts and Potential Payments Upon Termination or Change of Control” section below.

Long-Term Incentive Plan Award Policy

The Company believes that participation in a long-term incentive program encourages a perspective of ownership by providing an equity stake in the Company. The Company also believes that participation in a long-term incentive program should increase with higher levels of responsibility, as individuals in leadership roles have the greatest influence on the Company’s strategic direction and results over time. Prior to 2014, the Company granted restricted stock and/or stock option awards annually each year on or about December 1. Beginning in 2014, the Company grants restricted stock and/or stock option awards annually each year on or about August 26. Typically, the Company grants a combination of stock options and restricted stock awards to non-executive officers, non-officer key employees and directors of the Company, and grants stock options to executive officers and other salaried employees.

Beginning in 2014, equity awards are granted under the Weyco Group, Inc. 2014 Incentive Plan. On August 26, 2014, stock options were awarded to the Company’s named executive officers. On the same date, a combination of stock options and shares of restricted stock were awarded to non-executive officers and non-officer key employees, and stock options were awarded to other salaried employees. Under the 2014 Incentive Plan, the exercise price of stock options and restricted stock awards were valued at fair market value based on the Company’s closing stock price on the date of grant and vest ratably over four years beginning on the first anniversary of the grant date. Stock options granted in 2014 expire six years from the grant date.

From 2011 to 2013, equity awards were granted under the Weyco Group, Inc. 2011 Incentive Plan (the “2011 Plan”). Under the 2011 Plan, stock options vest ratably over four years beginning on the first anniversary of the grant date. Stock options granted under the 2011 Plan expire six years from the grant date.

Through 2010, equity awards had been granted under the Weyco Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”). Under the 2005 Plan, stock options vest ratably over four years beginning on the first anniversary of the grant date. Stock options granted under the 2005 Plan expire five years from the grant date.

Company “insiders,” as defined by the Company, are restricted from buying or selling their shares during four black-out periods surrounding each quarter end.

Risk Management and Compensation

The Company has designed its compensation programs for executive officers and all other employees to not encourage or promote excessive risk-taking. Additionally, the Company’s compensation packages for senior management, executive officers and other key employees include long-term compensation awards which aim to reward performance over the longer term. Therefore, the Company believes that the risks, if any, arising from its compensation policies are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth total compensation of the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer for the years ended December 31, 2014, 2013 and 2012. The Company had only three executive officers in 2014.

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value ($)(5)		All Other Compensation ($)		Total ($)
Thomas W. Florsheim, Jr. Chairman and Chief Executive Officer	2014	$591,100	$117,200	(1)	$265,995	(4)	$1,163,583	(6)(7)	$32,944	(10)	$2,170,822
	2013	$579,500	$110,800	(2)	$151,250	(4)	$0	(8)	$28,137	(10)	$869,687
	2012	$563,500	$119,600	(3)	$253,575	(4)	$0	(9)	$25,420	(10)	$962,095
John W. Florsheim President, Chief Operating Officer and Assistant Secretary	2014	$565,200	$117,200	(1)	$254,340	(4)	$974,765	(6)(7)	$17,340	(11)	$1,928,845
	2013	$554,000	$110,800	(2)	$144,600	(4)	$0	(8)	$16,128	(11)	$825,528
	2012	$538,000	$119,600	(3)	$242,100	(4)	$0	(9)	$15,932	(11)	$915,632
John F. Wittkowske Senior Vice President, Chief Financial Officer and Secretary	2014	$364,000	$117,200	(1)	$145,600	(4)	$820,757	(6)(7)	$28,235	(11)	$1,475,792
	2013	$350,000	$110,800	(2)	$81,200	(4)	$0	(8)	$24,563	(11)	$566,563
	2012	$340,000	$119,600	(3)	$136,000	(4)	$0	(9)	$25,149	(11)	$620,749

Notes:

(1)	This amount represents the grant date fair value of the stock option awards granted on August 26, 2014, using the fair value of $2.93 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 17 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.
(2)	This amount represents the grant date fair value of the stock option awards granted on December 2, 2013, using the fair value of $2.77 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 17 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.
(3)	This amount represents the grant date fair value of the stock option awards granted on December 1, 2012, using the fair value of $3.68 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 17 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.
(4)	These amounts reflect cash awards related to the level of achievement of Company-wide financial goals in 2014, 2013 and 2012, established by the Committee. A more detailed description of the non-equity incentive plan awards is provided under “Compensation Discussion and Analysis.” These amounts were paid after the Company’s fiscal year end (December 31). For the estimated possible payouts under the non-equity incentive plan awards in 2014, see the “Grants of Plan-Based Awards For 2014” table below.
(5)	The change in pension value represents the aggregate change in the value of the benefits earned under all of the Company’s defined benefit plans. See “Pension Benefits” below for a more in-depth discussion of the plans.
(6)	For Mr. Thomas W. Florsheim, Jr., the change in pension value is made up of a $212,778, $36,353, and $914,452 increase in the value of benefits earned under the Qualified Pension Plan, Deferred Compensation Plan, and Excess Benefits Plan, respectively. For Mr. John W. Florsheim, the change in pension value is made up of a $184,358, $35,324, and $755,083 increase in the value of benefits earned under the Qualified Pension Plan, Deferred Compensation Plan, and Excess Benefits Plan, respectively. For Mr. John F. Wittkowske, the change in pension value is made up of a $199,466, $35,512, and $585,779 increase in the value of benefits earned under the Qualified Pension Plan, Deferred Compensation Plan, and Excess Benefits Plan, respectively.
(7)	In 2014, the change in pension value increased primarily due to a decrease in the discount rate used to determine the present value of the liability under the plan and the use of an updated mortality table.
(8)	In 2013, the change in pension value was negative for each of the named executive officers due to an increase in the discount rate used to determine the present value of the liability under the plan. Specifically, the change in pension value was ($369,100) for Thomas W. Florsheim, Jr., ($251,816) for John W. Florsheim, and ($228,683) for John F. Wittkowske.

(9)	In 2012, the change in pension value was negative for each of the named executive officers due to plan amendments effective October 1, 2012, that reduced future benefits. Specifically, the change in pension value was ($1,334,922) for Thomas W. Florsheim, Jr., ($480,300) for John W. Florsheim, and ($718,491) for John F. Wittkowske.
(10)	All other compensation relates to the use of an automobile, life insurance premiums, 401(K) match contributions, dividends on restricted stock and personal services.
(11)	All other compensation relates to the use of an automobile, life insurance premiums, 401(K) match contributions and dividends on restricted stock.

Grants of Plan-Based Awards for 2014

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(4)	Aggregate Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)		Target ($)		Maximum ($)
Thomas W. Florsheim, Jr.	05/6/2014	$1	(1)	$265,995	(1)(2)	$398,993	(1)(3)	—	—	—	—
Thomas W. Florsheim, Jr.	8/26/2014	—		—		—		—	40,000	$27.04	$117,200
John W. Florsheim	05/6/2014	$1	(1)	$254,340	(1)(2)	$381,510	(1)(3)	—	—	—	—
John W. Florsheim	8/26/2014	—		—		—		—	40,000	$27.04	$117,200
John F. Wittkowske	05/6/2014	$1	(1)	$145,600	(1)(2)	$218,400	(1)(3)	—	—	—	—
John F. Wittkowske	8/26/2014	—		—		—		—	40,000	$27.04	$117,200

Notes:

(1)	These awards were authorized by the Committee and relate to the achievement of Company-wide financial goals established by the Committee. A more detailed description of these awards is provided under “Compensation Discussion and Analysis.”
(2)	The amount shown in the “target” column is the amount that would have been earned for 2014 had net earnings increased between 8% and 10% over net earnings in 2013.
(3)	The amount shown in the “maximum” column is the amount that would have been earned for 2014 had net earnings increased 13% or more over net earnings in 2013.
(4)	The named executive officers were granted stock options on August 26, 2014. The options were granted with an exercise price of $27.04 per option, the fair market value of the Company’s stock, which, under the 2014 Incentive Plan, is the closing stock price on the grant date. The options vest ratably over four years beginning on the first anniversary of the grant date.
(5)	This amount represents the grant date fair value (which was calculated to be $2.93 per option) of the stock option awards granted on August 26, 2014, computed in accordance with ASC 718 as calculated under the Black-Scholes option pricing model as described in Note 17 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2014

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas W. Florsheim, Jr.	04/26/05	19,958		$18.03	04/26/15
	12/01/10	30,000		$24.49	12/01/15
	12/01/11	24,375	8,125	$24.21	12/01/17
	12/01/12	16,250	16,250	$23.53	12/01/18
	12/02/13	10,000	30,000	$28.50	12/02/19
	08/26/14		40,000	$27.04	08/26/20
John W. Florsheim	04/26/05	19,958		$18.03	04/26/15
	12/01/10	30,000		$24.49	12/01/15
	12/01/11	24,375	8,125	$24.21	12/01/17
	12/01/12	16,250	16,250	$23.53	12/01/18
	12/02/13	10,000	30,000	$28.50	12/02/19
	08/26/14		40,000	$27.04	08/26/20
John F. Wittkowske	04/26/05	25,000		$18.03	04/26/15
	12/01/10	30,000		$24.49	12/01/15
	12/01/11	24,375	8,125	$24.21	12/01/17
	12/01/12	16,250	16,250	$23.53	12/01/18
	12/02/13	10,000	30,000	$28.50	12/02/19
	08/26/14		40,000	$27.04	08/26/20

Notes:

(1)	These option awards were granted on the respective grant date and vest ratably over four years beginning on the first anniversary date thereof.
(2)	Executive officers had no unvested stock awards as of December 31, 2014.

Option Exercises and Stock Vested in 2014

The following table provides information related to stock options exercised by and restricted stock vested to the named executive officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Thomas W. Florsheim, Jr.	30,000	$156,900	—	—
John W. Florsheim	30,000	$147,900	—	—
John F. Wittkowske	30,000	$157,500	—	—

Notes:

(1)	The value realized on exercise is calculated based on the difference between the option exercise price and the market value of the Company’s stock on the date of exercise multiplied by the number of shares exercised.

Pension Benefits

The Company maintains a defined benefit pension plan for various employees of the Company, including salaried employees. The Company also maintains an unfunded supplemental pension plan for key executives so they may receive pension benefits which they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. Retirement benefits are provided based on employees’ years of credited service and average earnings or stated amounts for years of service. The plans provide for normal retirement at age 65 and provide for reduced benefits for early retirement beginning at age 55. Pension benefits are payable under a variety of options, to be selected by the retiree and are calculated under a formula which is integrated with Social Security, although the amounts determined under the formula are not reduced by Social Security benefits. The normal retirement benefit is based on (i) the highest average earnings for any 5 consecutive years during the 10 calendar years ending with the year of retirement, (ii) length of service up to 25 years and (iii) the highest average covered compensation for Social Security purposes. Prior to October 1, 2012, earnings covered by the plan were generally defined as wages for purposes of federal income tax withholding and therefore included the value realized upon the exercise of non-qualified stock options and other minor items in addition to those included in the above Summary Compensation Table as “Salary.” Effective October 1, 2012, the plan was amended so as to define earnings to include only salary and cash bonus.

The foregoing describes the general formula under the defined benefit plan and related excess benefits plan as revised in 1997. Those salaried employees who were covered in the plans on January 1, 1989, and all officers (including the named executive officers) who are Senior Vice Presidents or above are provided with the higher of the benefits described above or a minimum benefit based on a prior formula through the defined benefit plan, the unfunded excess benefits plan described above and an unfunded deferred compensation plan. The normal retirement benefit under the prior formula is based on the highest average earnings for any 5 consecutive years during the 10 calendar years preceding retirement and length of service up to 25 years. The normal retirement benefit for officers (including the named executive officers) who are Senior Vice Presidents or above is based on the highest average earnings for any 5 years during the 20 calendar years preceding retirement and length of service up to 25 years. Minimum benefit amounts are not subject to any deduction for Social Security benefits. Under the excess benefits plan, upon a change in control, a lump sum benefit payment shall be made to each participant.

Effective October 1, 2012, the Company amended its defined benefit pension plan to redefine earnings subject to benefits under the plan. Effective October 1, 2012, the Company amended its deferred compensation and excess benefit plans to set a maximum benefit payable under the plans and eliminate the enhanced early retirement benefit that was previously provided to executive officers. These changes reduced the collective present values of accumulated benefits for each of the named executive under the plans.

The following table provides information related to pension benefits earned by each of the named executive officers based on their number of years of credited service as of December 31, 2014.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Thomas W. Florsheim, Jr.	Qualified Pension Plan	25	$863,003	$0
	Deferred Compensation Plan		$150,169	$0
	Excess Benefits Plan		$3,840,501	$0
John W. Florsheim	Qualified Pension Plan	21	$580,220	$0
	Deferred Compensation Plan		$112,090	$0
	Excess Benefits Plan		$2,413,667	$0
John F. Wittkowske	Qualified Pension Plan	21	$685,605	$0
	Deferred Compensation Plan		$123,703	$0
	Excess Benefits Plan		$2,516,810	$0

Notes:

(1)	The number of years of credited service is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as of December 31, 2014. For Mr. Thomas W. Florsheim, Jr. actual years of service are 34. However, under the plans, benefits are based on a length of service up to 25 years.
(2)	The actuarial present value of each named executive officer’s accumulated benefit under the plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as of December 31, 2014.

Employment Contracts and Potential Payments Upon Termination or Change of Control

The Company has entered into employment contracts with Thomas W. Florsheim, Jr. and John W. Florsheim whereby, for services to be rendered, their employment will be continued until December 31, 2016, at salary levels to be determined and reviewed periodically. These contracts provide, among other things, that a lump sum amount equal to slightly less than three times his base amount compensation (as defined in Section 280G of the Internal Revenue Code) will be paid to Thomas W. Florsheim, Jr. and John W. Florsheim, respectively, as severance pay, in the event the Company terminates his employment without cause or he terminates his employment following a change of control of the Company. A “change of control” is defined in the employment agreements as: a change in control of more than 15% of the shares of the Company; the replacement of two or more directors by persons not nominated by the Board of Directors; any enlargement of the size of the Board of Directors if the change was not supported by the existing Board of Directors; a merger, consolidation or transfer of assets of the Company; or a substantial change in his responsibilities. In the event Thomas W. Florsheim, Jr. or John W. Florsheim is prevented from performing his duties by reason of permanent disability, his normal salary will be discontinued and a disability salary of 75% of his then current salary will be paid until December 31, 2016.

Also, in the event Thomas W. Florsheim, Jr. or John W. Florsheim dies prior to the termination of his employment under the contract, a death benefit equal to his salary at the annual rate being paid to him at the date of death will be paid to a designated beneficiary for a three-year period. As of April 2, 2015, the annual salary of Thomas W. Florsheim, Jr. is $614,600 and John W. Florsheim’s annual salary is $587,700.

The Company has a change of control agreement with John Wittkowske. This contract provides that a lump sum equal to slightly less than three times his annual compensation (as defined in Section 280G of the Internal Revenue Code), calculated with respect to the three taxable year period ending before the date the change of control occurs, will be paid as severance pay in the event of a change of control. The change of control agreement defines a “change of control” as an event in which:

(1)	more than 30% of the voting power of the outstanding stock of the Company is directly or indirectly controlled by a person or group of persons (other than a group consisting of the members of the family of Thomas W. Florsheim and their descendents or trusts);
(2)	all or substantially all of the operating assets of the Company have been sold; or
(3)	a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

As of April 2, 2015, Mr. Wittkowske’s annual salary is $378,500.

In accordance with the terms of the 2014 Incentive Plan, 2011 Incentive Plan and 2005 Equity Incentive Plan, if a change of control should occur, all options and stock awards granted by the Company shall immediately vest.

OTHER INFORMATION

Transactions with Related Persons

The Company’s written Code of Business Ethics provides that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported to the Company’s Chief Financial Officer or another officer of the Company. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board of Directors or an appropriate committee.

Transactions with related persons are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable laws and requirements of NASDAQ.

There were no transactions since the beginning of 2014, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest.

Method of Proxy Solicitation

The cost of solicitation of proxies will be borne by the Company. The officers of the Company may solicit proxies from some of the larger shareholders, which solicitation may be made by mail, telephone, or personal contacts; these officers will not receive additional compensation for soliciting such proxies. Request will also be made of brokerage houses and other custodians, nominees and fiduciaries to forward, at the expense of the Company, soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, the Company’s directors, executive officers and any person holding more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any change in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during the last year.

The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2014. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports they have filed with the SEC.

Other Matters

The Company has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies will be voted with discretionary authority with respect to any other matters that properly may be presented to the meeting.

Shareholder Proposals

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, shareholder proposals must be received by the Company no later than December 4, 2015, in order to be considered for inclusion in next year’s annual meeting proxy statement. Further, under the Company’s Guidelines and Criteria for Nomination of Director Candidates, shareholder recommendations for directors must be received by the Company no later than December 2, 2015, in order to be considered by the Corporate Governance and Compensation Committee for nomination and inclusion in next year’s annual meeting proxy statement. In addition, a proposal submitted outside of Rule 14a-8 will be considered untimely, and the Company may use discretionary voting authority for any proposal that may be raised at next year’s annual meeting unless the proponent notifies us of the proposal not later than February 17, 2016.

WEYCO GROUP, INC.

April 2, 2015 Milwaukee, Wisconsin	JOHN F. WITTKOWSKE Secretary

COMMON STOCK
PROXY
WEYCO GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas W. Florsheim, Jr. and John W. Florsheim or either of them, proxies with full power of substitution, to vote at the Annual Meeting of Shareholders of Weyco Group, Inc. (the "Company") to be held on May 5, 2015 at 10:00 A.M., local time and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse, and in their discretion upon such other matters as may come before the meeting.

(To be Signed on Reverse Side)

SEE REVERSE SIDE

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